THORNBURG INVESTMENT MANAGEMENT

                      CODE OF BUSINESS CONDUCT AND ETHICS

MARCH 2016

POLICY OBJECTIVES

Honesty and integrity are hallmarks of Thornburg Investment Management, Inc. (the "Firm"). The Firm has a fiduciary obligation to its Investment Clients, and the Firm seeks the highest standards of ethics and conduct in all of its business relationships.

 This Code has been adopted by the Firm pursuant to paragraphs (a)(1), (2), (4) and (5) of Rule 204A-1 under the Investment Advisers Act of 1940 with the objectives of deterring wrongdoing and promoting (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (2) full, fair, accurate, timely and understandable disclosure in reports and documents which the Firm files with the Securities and Exchange Commission and in other public communications made by the Firm, (3) compliance with applicable governmental laws, rules and regulations, (4) prompt internal reporting of violations of this Code, and (5) accountability for adherence to this Code.

This Code, together with the separately adopted Personal Securities Transactions Policy, is intended to comprise the Firm's code of ethics described in Rule 204A-1 under the Investment Advisers Act of 1940.

All records and reports created or maintained pursuant to this Code are intended solely for the internal use of the Firm, are confidential, and in no event constitute an admission by any person as to any fact, circumstance or legal conclusion.

This Code is intended to function and harmonize with the Thornburg Investment Trust Code of Business Conduct and Ethics. Where appropriate or necessary, specific sections of this Code include a coordinating provision referencing the appropriate section of the Thornburg Investment Trust Code of Business Conduct and Ethics.

Please see the Glossary of Terms for definitions of terms used in this Code.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

As a registered investment adviser, the Firm is subject to regulation by the Securities and Exchange Commission, and compliance with federal, state and local laws. The Firm insists on strict compliance with the spirit and the letter of these laws and regulations. The Firm expects its Supervised Persons to comply with all laws, rules and regulations applicable to its operation and business. Supervised Persons should seek guidance whenever they are in doubt as to the applicability of any law, rule or regulation regarding any contemplated course of action. The Firm holds information and training sessions to promote compliance with laws, rules and regulations, including insider trading laws. Please consult the various guidelines and policies which the Firm has prepared in accordance with specific laws and regulations.

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A good guideline, if in doubt on a course of action, is to ALWAYS ASK FIRST, ACT LATER -- IF YOU ARE UNSURE OF WHAT TO DO IN ANY SITUATION, SEEK GUIDANCE BEFORE YOU ACT.

CONFLICTS OF INTEREST

Each Supervised Person shall be scrupulous in avoiding any conflict of interest with regard to the Firm's interest. A "conflict of interest" occurs when an individual's private interest interferes with the interests of the Firm or its Investment Clients. A conflict situation can arise when a Supervised Person pursues interests that prevent the individual from performing his or her duties for the Firm or an Investment Client objectively and effectively. Conflicts of interest also arise when a Supervised Person or member of the individual's family receives undisclosed, improper benefits as a result of the individual's positions with the Firm. ANY CONFLICT OF INTEREST THAT ARISES IN A SPECIFIC SITUATION OR TRANSACTION, INCLUDING REPORTABLE OUTSIDE BUSINESS ACTIVITIES AS DISCUSSED BELOW, MUST BE DISCLOSED BY THE INDIVIDUAL AND APPROVED IN WRITING BY THE COMPLIANCE DEPARTMENT BEFORE TAKING ANY ACTION.

Matters involving a conflict of interest are prohibited as a matter of policy, except when approved by the Firm's president or Chief Compliance Officer. Conflicts of interest may not always be evident, and individuals should consult with higher levels of management or legal counsel if they are uncertain about any situation. In no event, however, shall investment in any security made in accordance with the Firm's Policy on Personal Securities Transactions (or comparable policy or code then in effect) be considered a conflict of interest with the Firm.

COMMENT: THIS SECTION RELATING TO CONFLICTS OF INTEREST IS SUBSTANTIALLY SIMILAR TO THE COMPARABLE SECTION IN THE THORNBURG INVESTMENT TRUST CODE OF BUSINESS CONDUCT AND ETHICS, BUT SUPERVISED PERSONS SHOULD RECOGNIZE THAT (I) THE TRUST'S CODE OF BUSINESS CONDUCT AND ETHICS GOVERNS CONFLICTS WITH INTEREST OF THE TRUST, RATHER THAN THE FIRM AND ITS CLIENTS, AND (II) THE PROCEDURES FOR REPORTING AND RESOLVING CONFLICT UNDER THE TRUST'S CODE OF BUSINESS CONDUCT AND ETHICS IS DIFFERENT FROM THE PROCEDURE UNDER THIS CODE. IF AN INTEREST OF THE SUPERVISED PERSON APPEARS TO CONFLICT WITH AN INTEREST OF THE TRUST AND THE
FIRM), THE SUPERVISED PERSON SHOULD MAKE A DISCLOSURE AND SEEK ANY APPROVAL UNDER THE TRUST'S CODE OF BUSINESS CONDUCT AND ETHICS.

OBTAINING PRIOR APPROVAL FOR OUTSIDE BUSINESS ACTIVITIES. Prior to engaging in any Reportable Outside Business Activity, an employee must complete and submit an "Outside Business Activity Disclosure Form" (obtained from Compliance or the Firm's intranet) to the Compliance Department, and receive written approval from the Compliance Department. Failure to obtain such written approval may result in disciplinary action up to and including termination. On an annual basis, all employees will be required to certify their Reportable Outside Business Activities.

FAMILY MEMBER SERVING AS A DIRECTOR OF A PUBLIC COMPANY. Employees must disclose to Compliance any immediate family member (a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships) sharing the same household who serves as a director of a public company.

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CORPORATE OPPORTUNITIES

Supervised Persons shall not take for themselves personally opportunities that are discovered through the use of their position with the Firm, except with the approval of the Firm's President or Chief Compliance Officer. Supervised Persons of the Firm owe a duty to the Firm to advance its legitimate interests when the opportunity to do so arises. In no event, however, shall investment in any security made in accordance with the Firm's Policy on Personal Securities Transactions (or comparable policy or code then in effect) be considered a business opportunity of the Firm.

COMMENT: THIS SECTION RELATING TO CORPORATE OPPORTUNITIES IS SUBSTANTIALLY THE SAME AS THE COMPARABLE SECTION ON THE THORNBURG INVESTMENT TRUST CODE OF BUSINESS CONDUCT AND ETHICS, BUT SUPERVISED PERSONS SHOULD RECOGNIZE THAT (I) THE TRUST'S CODE OF BUSINESS CONDUCT AND ETHICS GOVERNS OPPORTUNITIES OF THE TRUST, RATHER THAN THE FIRM, AND (II) THE PROCEDURES FOR REPORTING AND OBTAINING AN APPROVAL UNDER THE TRUST'S CODE OF BUSINESS CONDUCT AND ETHICS IS DIFFERENT FROM THE PROCEDURE UNDER THIS CODE. IF AN OPPORTUNITY APPEARS TO RELATE BOTH TO THE BUSINESS OF THE TRUST AND THE FIRM, THE SUPERVISED PERSON SHOULD MAKE DISCLOSURE AND SEEK ANY APPROVAL UNDER THE TRUST'S CODE OF BUSINESS CONDUCT AND ETHICS.

CONFIDENTIALITY

Supervised Persons shall exercise care in maintaining the confidentiality of any confidential information respecting the Firm or its Investment Clients, except when disclosure is authorized or legally mandated. Supervised Persons should consult with the Firm's Chief Compliance Officer or legal counsel if they believe that have a legal obligation to disclose confidential information. Confidential information includes nonpublic information of the Firm that may be helpful to competitors, or otherwise harmful to the Firm, or its Investment Clients. Confidential information also includes information respecting the portfolio holdings of Investment Clients (including particularly Investment Company Clients). The obligation to preserve confidentiality of this information continues after association with the Firm ends.

COMMENT: ATTENTION IS DIRECTED TO THE INTERNAL CONFIDENTIALITY AND PRIVACY PROTECTIONS POLICY, WHICH APPEARS IN THE FIRM'S MANUAL OF POLICIES AND PROCEDURES, AND WHICH WAS ADOPTED BY THE FIRM TO PROTECT THE NONPUBLIC PERSONAL INFORMATION OF THE INVESTMENT CLIENTS OF THE FIRM AND THE SHAREHOLDERS OF THORNBURG INVESTMENT TRUST. THIS SECTION RESPECTING CONFIDENTIALITY IS SUBSTANTIALLY THE SAME AS THE COMPARABLE SECTION IN THE THORNBURG INVESTMENT TRUST CODE OF BUSINESS CONDUCT AND ETHICS, EXCEPT THAT A SPECIFIC REFERENCE IS MADE TO INFORMATION RESPECTING PORTFOLIO HOLDINGS OF INVESTMENT CLIENTS.

FAIR DEALING

Supervised Persons should endeavor to deal fairly with Investment Clients, service providers and competitors, and shall not seek unfair advantage through improper concealment, abuse of improperly acquired confidential information, misrepresentation of material facts when the other party is known by the Supervised Persons to rely justifiably on the individual to disclose those facts truthfully, or improper and unfair dealing.

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FOREIGN CORRUPT PRACTICES ACT

The Foreign Corrupt Practices Act (the "FCPA") strictly prohibits unauthorized facilitation payments to government officials of foreign countries, including the payment of any money or anything of value to a foreign official for the purposes of:

     o Influencing any act or decision of a foreign official in his or her official capacity (including, but not limited to, obtaining approval for government issued permits, licenses or work visas);

     o Inducing a foreign official to perform or abstain from performing any act in violation of the foreign official's lawful duty;

     o    Securing any improper business advantage; or

     o Inducing a foreign official to use his or her official influence with a foreign government (or instrumentality thereof) to affect or influence any act or decision of such government in order to assist the inducer in obtaining or retaining business with the government, or directing such business to any person.

In addition, many foreign countries have rules and regulations restricting gifts to people who are employed by the government of that country. The Firm intends to fully comply with all of those rules and regulations. If you are at all uncertain about the applicability of the FCPA, or similar laws, to any entertainment, gift or anything of value to any non-U.S. official, consult a Compliance Officer.

BUSINESS GIFTS AND ENTERTAINMENT

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage. No gift or entertainment should ever be offered, given, provided or accepted by any Supervised Person in connection with the Firm's business unless it (1) is consistent with customary business practices, (2) is not excessive in value,
(3) cannot be construed as a bribe, payoff or kickback, (4) does not violate any laws or regulations and (5) is pre-cleared by Compliance if a government affiliated person (defined below) is involved, directly or indirectly. Receipt of gifts or entertainment by Firm personnel involved in the purchase or sale of registered investment company property that satisfies the criteria herein will not be deemed to be compensation for the purchase or sale of property as prohibited under Section 17(e)(1) of the Investment Company Act of 1940.

No Supervised Person shall provide to, or accept from, any client or prospective client, or person or entity that does or seeks to do business with or on behalf of the Firm, more than $100 worth of gifts per year (this limit does not include nominal logo/promotional items). No Supervised Person may give or accept cash or cash equivalent gifts -- gift cards that are not exchangeable for cash, are not considered "cash equivalents." Supervised Persons may provide to, or accept from, any client or prospective client, or person or entity that does or seeks to do business with or on behalf of the Firm, a business entertainment event such as a dinner, golf outing, theater or sporting event if the person or entity providing the entertainment is present and as long as the event is not extravagant or excessive so as to give the appearance of impropriety. Meals provided in the Firm's office, a client's office, or in a similar

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Thornburg Investment Management, Inc. / Thornburg Investment Trust Policies and Procedures Manual business setting, shall not be deemed entertainment and the Firm does not require Access Persons to report these activities in their quarterly reports, as described below.

On a quarterly basis, all Access Persons will be required to report by midnight on the last day of the second month after quarter end, all entertainment and gifts that were given and received within the previous quarter.

GIFTS AND ENTERTAINMENT TO GOVERNMENT AFFILIATED PERSONS. In addition to the restrictions noted above, no gift, entertainment or any other thing of value may be given, directly or indirectly, to any government affiliated person unless the giving of such thing of value is pre-approved by Compliance. A "government affiliated person" includes, but is not limited to, any person affiliated with a governmental plan or a governmental entity, at any jurisdictional level. "Anything of value" is very broadly defined and includes, but is not limited to, logo/promotional items, meals (regardless of setting), drinks, business entertainment events, including participation in Thornburg campus seminars/events, and tickets to any type of event.

POLITICAL CONTRIBUTIONS AND POLITICAL ACTIVITY

Several federal and state regulations seek to prevent so-called "pay to play" practices by investment advisors, such as when an investment advisor makes campaign contributions to an elected official in order to influence the award of advisory contracts to manage government investment accounts. Many of these regulations restrict the ability of an investment advisor's directors, officers and employees to make or solicit political contributions.

IN ORDER TO AVOID A VIOLATION OF THESE REGULATIONS, ALL SUPERVISED PERSONS ARE PROHIBITED FROM ANY OF THE FOLLOWING ACTIVITIES, WHETHER DONE INDIVIDUALLY OR IN THE NAME OF THE FIRM, UNLESS PRIOR APPROVAL HAS BEEN OBTAINED FROM THE FIRM'S CHIEF COMPLIANCE OFFICER OR ANOTHER PERSON DESIGNATED BY THE FIRM'S CHIEF COMPLIANCE OFFICER. If, after considering all relevant factors, the Chief Compliance Officer or his designee determines that the proposed activity will not violate applicable regulations, then the Chief Compliance Officer or his designee shall approve the proposed activity. In making these determinations, the Chief Compliance Officer or his designee may consult with other persons, including the Firm's president and legal counsel.

     1. Making a gift, subscription, loan, advance or deposit of money, or giving anything else of value (each, a "Contribution"), to an incumbent, candidate or successful candidate for elective office of any State of the United States or political subdivision of a State of the United States.

     2. Making a Contribution to a political action committee, political party or other entity organized to fund the political activities of an incumbent, candidate or successful candidate for elective office of any State of the United States or political subdivision of a State of the United States.

     3. Working on behalf of an incumbent, candidate or successful candidate for elective office of any State of the United States or political subdivision of a State of the United States (e.g., volunteering on a political campaign), unless such work occurs outside of your normal working hours with the Firm and involves no use of the Firm's resources (e.g., the Firm's office space or telephones).


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     4. Coordinating or soliciting any person (including a family member) or political action committee to make a Contribution to an incumbent, candidate or successful candidate for elective office of any State of the United States or political subdivision of a State of the United States, or to a state or local political party (e.g., hosting a fundraising event on behalf of any such candidate).

          COMMENT: ATTENTION IS ALSO DIRECTED TO THE FIRM'S THIRD-PARTY MARKETER POLICY, WHICH PLACES CERTAIN RESTRICTIONS ON THE ABILITY OF THE FIRM TO USE A THIRD PARTY TO SOLICIT CLIENTS.

     5. Doing indirectly anything which the preceding four numbered paragraphs would prohibit the Supervised Person from doing directly

          COMMENT: EXAMPLES OF THE TYPES OF INDIRECT ACTIONS WHICH ARE PROHIBITED INCLUDE, BUT ARE NOT LIMITED TO, (A) A SUPERVISED PERSON COULD NOT FORM HIS OWN POLITICAL ACTION COMMITTEE AND MAKE CONTRIBUTIONS THROUGH THAT POLITICAL ACTION COMMITTEE WHICH THE SUPERVISED PERSON WOULD BE PROHIBITED FROM MAKING IN HIS OWN NAME; (B) A SUPERVISED PERSON COULD NOT FUNNEL CONTRIBUTIONS THROUGH THIRD PARTIES, SUCH AS ATTORNEYS, FAMILY MEMBERS, FRIENDS OR AFFILIATED COMPANIES; (C) MAKING A CONTRIBUTION TO A CHARITABLE ORGANIZATION AT THE REQUEST OF AN INCUMBENT, CANDIDATE OR SUCCESSFUL CANDIDATE FOR ELECTIVE OFFICE OF ANY STATE OF THE UNITED STATES OR POLITICAL SUBDIVISION OF A STATE OF THE UNITED STATES, IF THE PURPOSE IN MAKING SUCH A CONTRIBUTION IS TO INDUCE THAT INCUMBENT, CANDIDATE OR SUCCESSFUL CANDIDATE TO PROVIDE INVESTMENT ADVISORY BUSINESS TO THE FIRM.

If you have any questions about these restrictions on political contributions and political activities, please contact the Firm's Chief Compliance Officer or, in his/her absence, another member of the Compliance Department, before making the political contribution or participating in the political activity.

PROTECTION AND PROPER USE OF FIRM ASSETS

All Supervised Persons should endeavor to protect the assets of the Firm and its Investment Clients, and pursue their efficient investment in accordance with the Firm's business purposes. Any suspected incident of fraud or theft should be immediately reported for investigation as hereinafter described under the caption "Administration and Enforcement of the Code." The obligation of Supervised Persons to protect the assets of the Firm includes its proprietary information. Proprietary information includes intellectual property such as trademarks and copyrights, as well as business, marketing and service plans, databases, records, salary information, unpublished financial data and reports. Unauthorized use or distribution of this information violates this Code.

INSIDER TRADING

All Supervised Persons should pay particular attention to potential violations of insider trading laws. Insider trading (also referred to as "trading on material nonpublic information," and which may include giving inside information to other persons) is both unethical and illegal, and will be dealt with if it occurs. SUPERVISED PERSONS ARE EXPECTED TO FAMILIARIZE THEMSELVES WITH THE POLICY ON INSIDER TRADING, ADOPTED BY THE FIRM. If they have questions about these guidelines, they should consult with the Firm's president, the Chief Compliance Officer, or the Firm's legal counsel before making any trade for the Firm or any personal trade, and before giving information to other persons.

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COMMENT: ATTENTION IS DIRECTED TO THE FIRM'S POLICY ON INSIDER TRADING, WHICH APPEARS IN COMPLIANCE'S MANUAL OF POLICIES AND PROCEDURES.

ADMINISTRATION AND ENFORCEMENT OF THE CODE CERTIFICATION

Each newly hired Supervised Person of the Firm will be provided a copy of the Code. Each such individual must certify in writing within 30 days that they have received a copy of the Code, read and understand all provisions of the Code, and agree to comply with the applicable terms of the Code. The Firm will provide its Supervised Persons with any amendments to the Code and will require all such individuals to certify in writing that they have received, read and understand the amendments. Each year the Chief Compliance Officer will conduct an annual meeting with Supervised Persons to review the Code. Supervised Persons will annually certify that they have read, understood and complied with the Code, that they have made all of the reports required by the Code and have not engaged in any prohibited conduct.

REPORTING VIOLATIONS

All Supervised Persons are required to promptly report any actual, apparent or suspected violations of the Code to the Chief Compliance Officer. If the Chief Compliance Officer or another compliance officer is not available the individual should report the violation to their immediate supervisor who is then responsible for reporting it to the Chief Compliance Officer. All reports will be treated confidentially to the extent permitted by law and investigated promptly.

SANCTIONS

Upon discovering a violation of this Policy, the Firm may impose such sanctions as it deems appropriate, including, but not limited to, a letter of censure, fine, suspension or termination of the violator's employment.

GLOSSARY

"ACCESS PERSON" means:

     i.   Any director or officer of any of the Firm.

     ii. Any Supervised Person of the Firm, unless, in the Chief Compliance Officer's sole discretion, a particular Supervised Person does not have ongoing access to the Companies' headquarters or information systems.

     iii. Individuals who are registered with the FINRA as an associated person of Thornburg Securities Corporation.

     iv. Any director, officer, general partner or employee of any company in a Control relationship with the Firm who, in connection with their regular functions or duties, make, participate in, or obtain information regarding the purchase or sale of Securities by any Investment Client, or

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          whose functions relate to the making of any recommendations with respect to those purchases or sales.

     v. Any natural person who is in a Control relationship with the Firm and who obtains information concerning recommendations made to any Investment Client with regard to the purchase or sale of Securities by the Investment Client.

"CHIEF COMPLIANCE OFFICER" means, for purposes of this Code, the Firm's chief compliance officer.

"FUND" means any series of Thornburg Investment Trust or any other Investment Company as to which the Firm is an investment adviser or sub-adviser.

"INVESTMENT CLIENT" means any person with whom the Firm has a contract to perform discretionary investment management services, including any series of an Investment Company.

"INVESTMENT COMPANY" means a company registered as such under the Investment Company Act of 1940.

"INVESTMENT COMPANY CLIENT" means any Investment Company (or series thereof ) as to which the Firm is an investment adviser or investment sub-adviser.

"POLICY ON PERSONAL SECURITIES TRANSACTIONS" means the Firm's written policy of that name, as revised from time to time. This Policy can be found in the Firm's Manual of Policies and Procedures.

"REPORTABLE OUTSIDE BUSINESS ACTIVITY" means any activity wherein an employee of the Firm acts as an employee, independent contractor, sole proprietor, officer, director or partner of another person, or is compensated, or has a reasonable expectation of compensation, from any other person as a result of any business activity outside the scope of their relationship with the Firm.

"SUPERVISED PERSON" means any director, managing director, officer (or other person occupying a similar status or performing functions similar to any of those persons) or employee of the Firm, and any other persons who are subject to the Firm's supervision and control.

"TRUST" means Thornburg Investment Trust.

"TSC" means Thornburg Securities Corporation.

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                        THORNBURG INVESTMENT MANAGEMENT
                           THORNBURG INVESTMENT TRUST
                        THORNBURG SECURITIES CORPORATION

                    PERSONAL SECURITIES TRANSACTIONS POLICY

MARCH 2016

POLICY OBJECTIVES

Honesty and integrity are hallmarks of Thornburg Investment Management, Inc. ("TIM"), Thornburg Investment Trust (the "Trust") and Thornburg Securities Corporation ("TSC") (singularly a "Company" or together the "Companies"). Each of the Companies seeks the highest standards of ethics and conduct from its employees in all of their business relationships, and TIM hereby acknowledges its fiduciary obligations to its Investment Clients.

This Policy has been adopted by each of the Companies with the objectives of promoting honesty and integrity, and preventing wrongdoing by the Companies' employees. In particular, this Policy seeks to prevent an employee of the Company, in connection with the direct or indirect purchase or sale by that employee of Securities held or proposed to be purchased or sold by any Investment Client, from:

     1.   employing any device, scheme or artifice to defraud any Investment
          Client;

     2. making any untrue statement of material fact to any Investment Client or omitting to state a material fact necessary in order to make the statements made to any Investment Client, in light of the circumstances under which they are made, not misleading;

     3. engaging in any act, practice or course of business that operated or would act as a fraud or deceit on any Investment Client; or

     4. engaging in any manipulative practice with respect to any Investment Client.

This Policy is intended to constitute the Companies' written code of ethics as required by Rule 17j-1 under the Investment Company Act of 1940. In addition, this Policy together with a separately adopted Investment Adviser Code of Business Conduct and Ethics, is intended to comprise TIM's code of ethics described in Rule 204A-1 under the Investment Advisers Act of 1940. Any report filed under this Policy will be deemed to satisfy both Rule 17j-1 and Rule 204A-1.

Please see the Glossary of Terms for definitions of terms used in this Policy.


PRIOR AUTHORIZATION FOR SECURITIES TRANSACTIONS

All Access Persons and their Family Members must obtain PRIOR authorization from the Compliance Department for any Securities transactions, other than those Securities transactions described below under "Transactions that Do Not Require Prior Authorization." Access Persons must submit each request for authorization through the STARCompliance system and are not permitted to conduct such transaction until approval is received from the system. Certain types of transactions, including those listed below, will be directed to a Designated Compliance Officer for manual review and may require additional time for an authorization decision:

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     o Purchases of Securities distributed in an Initial Public Offering or Limited Offering.

     o Transactions involving Supervised Persons on the Prohibited List or Securities on the Prohibited List. See "Prohibited List" below.

     o Transactions involving Securities on the then-current Holdings List. See "Holdings List" below.

Any transaction for which prior authorization is received MUST BE COMPLETED BY 11:59PM MST ON THE NEXT BUSINESS DAY AFTER SUCH AUTHORIZATION IS RECEIVED, with the exception of purchases of securities distributed in an initial public offering or limited offering.

The foregoing prior authorization requirements do not apply to transactions by an Independent Trustee.

TRANSACTIONS THAT DO NOT REQUIRE PRIOR AUTHORIZATION

The following Securities transactions are exempt from the prior authorization requirements described above:

     o Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control. No direct or indirect influence or control means having no input about or advance knowledge of the particular purchases or sales of securities or the particular allocation of investments in an account.

     o Purchases or sales for which the Access Person does not directly or indirectly have Beneficial Ownership.

     o Purchases or sales which are non-volitional on the part of the Access Person.

     o    Purchases or sales through an Automatic Investment Plan.

     o    Purchases or sales of U. S. or foreign government or agency bonds.

     o Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its Securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired.

     o Purchases or sales of shares of any investment company registered as such under the Investment Company Act, including but not limited to, open-end funds, closed-end funds, unit investment trusts, exchange-traded funds, and money market mutual funds.

     o    Purchases or sales of Securities for any Private Fund managed by TIM.

DERIVATIVE TRANSACTIONS

A transaction in any put or call option or any future on a security, will be treated as a Securities Transaction under this Policy. For the purposes of this Policy, derivative transactions will be divided into two categories: "call equivalent positions" and "put equivalent positions." A "call equivalent position" is treated as a purchase of the underlying security. Conversely, a "put equivalent position" is treated as a sale of the underlying security.

HOLDINGS LIST

The Holdings List is a list of all securities held by any TIM client. A Security will remain on the Holdings List for 15 calendar days after it is last held by the Companies and will be considered on the list for the 15 day period prior to it being initially held by TIM. Subject to prior authorization

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Thornburg Investment Management, Inc. / Thornburg Investment Trust Policies and Procedures Manual requirements set forth above under "Prior Authorization for Securities Transactions," Access Persons are prohibited from purchasing any Security which is on the then-current Holdings List, or which the Access Person knows is being considered for purchase or sale by an Investment Client. Compliance will review all personal transactions of Securities on the Holdings List and if it determines that an Access Person received a benefit due to a transaction or transactions by an Investment Client, the Access Person may be required to disgorge such benefit, as determined by the Chief Compliance Officer. In determining whether to require disgorgement, Compliance will consider various factors including the length of time between the Access Person's trade and the an Investment Client's trade. The receipt of prior authorization from Compliance for a trade of a Security on the Holdings List does not prevent Compliance from subsequently seeking disgorgement.

PROHIBITED LIST

The Chief Compliance Officer, or a Compliance Officer of his/her designation, will maintain a Prohibited List. A Security will be placed on this list when it is known by the Compliance Department that a Supervised Person possesses material nonpublic information about or affecting the Security or its issuer. A Supervised Person will be placed on this list when it is known by the Compliance Department that such Supervised Person may possess material nonpublic information about or affecting one or more Securities or their issuers.

REPORTING REQUIREMENTS FOR ACCESS PERSONS

ACCESS PERSONS

Except as provided below for Independent Trustees, the Companies require all Access Persons to file the following reports through the STARCompliance system:

     o a STATEMENT OF OUTSIDE BROKERAGE ACTIVITY no later than 10 days after being hired or designated as an Access Person.

     o an INITIAL HOLDINGS REPORT no later than 10 days after being hired or designated as an Access Person.

     o an ANNUAL HOLDINGS REPORT by January 30(th) each year for the previous twelve months beginning January 1(st) and ending December 31(st).

     o a QUARTERLY TRANSACTIONS REPORT no later than 30 days after the end of each calendar quarter.

See "Reporting of Personal Securities Ownership" below for more detail about these reports.

Additionally, the Companies require all Access Persons to notify each firm that maintains an outside brokerage account for them, or for a Family Member, of their association with the Companies and the Companies' requirement to receive duplicate copies of confirmations and periodic statements. TRUSTEES OF THE TRUST An Independent Trustee (who would be required to file a report solely by reason of being a trustee of the Trust) need not make: (i) an Initial Holdings Report; (ii) an Annual Holdings Report; or (iii) a Quarterly Transaction Report; except that the Trustee will need to file a Quarterly Transaction Report if the Trustee knew or in the ordinary course of his duties as a Trustee should have known that, during the 15-

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REPORTING OF PERSONAL SECURITIES OWNERSHIP

STATEMENT OF OUTSIDE BROKERAGE ACTIVITY

This statement must be completed and returned to the Compliance Department no later than 10 days after being hired or designated as an Access Person and shall disclose each brokerage account in which they or a Family Member have any Beneficial Ownership or, if the individual is also an associated person of TSC, discretionary trading authority. The disclosure shall be on a form prescribed by the Compliance Department and shall include the account number for each account and the identity of the firm where the account is maintained. The Compliance Department must be notified immediately in writing if a new outside brokerage account is subsequently opened. Additionally, it is the responsibility of each associated person of TSC to notify each firm where they maintain a brokerage account required to be disclosed on a Statement of Outside Brokerage Activity, that they are an associated person of TSC.

Once a Statement of Outside Brokerage Activity has been submitted through the STARCompliance system, the Compliance Department will send a request to each firm which maintains an outside brokerage account for that Access Person to receive duplicate confirmation and periodic statements. It is the Access Person's responsibility to ensure that the Compliance Department's request is honored.

INITIAL AND ANNUAL HOLDINGS REPORTS

The INITIAL HOLDINGS REPORT must be filed by each Access Person through the STARCompliance system no later 10 days after the individual is hired or designated as an Access Person. Information contained in the report must be current as of a date not more than 45 days prior to the date the individual becomes an Access Person.

The ANNUAL HOLDINGS REPORT must be filed by each Access Person by January 30(th) each year. The information contained in the report must be from January 1(st) through December 31(st) of the previous year.

The INITIAL HOLDINGS REPORT and ANNUAL HOLDINGS REPORT must include the following information for each Security in which the Access Person or Family Member has any direct or indirect Beneficial Ownership:

     o The title and type of each Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount.

     o The name of each broker, dealer, bank, or other financial institution maintaining a brokerage or other account for the Access Person or Family Member and the account number assigned to it.

     o    The date the report is filed.

In lieu of including the above information on these reports, an Access Person or his brokerage firm may submit duplicate trade confirmations or brokerage account statements, provided that such confirmations or statements contain information equivalent to what would otherwise be included in these reports. You must ensure that all transactions placed within the designated period appear on the report or in the duplicate confirmations or statements.

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QUARTERLY TRANSACTIONS REPORTS

A QUARTERLY TRANSACTION REPORT must be filed through the STARCompliance system no later than 30 days after the end of each calendar quarter.

The QUARTERLY TRANSACTION REPORT must include the following information for each Security in which the Access Person or Family Member has any direct or indirect Beneficial Ownership:

     o The date of each transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares, and the principal amount.

     o The nature of the transaction that is, a purchase, sale or other type of acquisition or disposition of the Security.

     o    The price at which the transaction was effected.

     o The name of each broker, dealer, bank, or other financial institution maintaining a brokerage or other account for the Access Person or Family Member and the account number assigned to it.

     o    The date the report is filed.

In lieu of including the above information on this report, the Access Person or his brokerage firm may submit duplicate trade confirmations or brokerage account statements, provided that such confirmations or statements contain information equivalent to what would otherwise be included in the report. You must ensure that all transactions placed within the designated period appear on the report or in the duplicate confirmations or statements.

The Chief Compliance Officer may waive the requirement to submit or extend the filing deadline of the Quarterly Reports under certain circumstances, including but not limited to Access Persons on maternity leave or extended medical leave.


REPORTING EXEMPTIONS

The Companies exempt the following holdings and transactions from the reporting requirements:

     o Holdings and transactions effected in any account over which the Access Person has no direct or indirect influence or control. No direct or indirect influence or control means having no input about or advance knowledge of the particular purchases or sales of securities or the particular allocation of investments in an account.

     o    Transactions effected pursuant to an Automatic Investment Plan.

     o Holdings and transactions of shares of any registered open-end mutual fund (including money market mutual funds), EXCEPT for shares of (i) a Thornburg Fund or (ii) a mutual fund for which Thornburg acts as sub-advisor. NOTE: SHARES OF ALL OTHER TYPES OF INVESTMENT COMPANIES, INCLUDING BUT NOT LIMITED TO CLOSED-END INVESTMENT COMPANIES, UNIT INVESTMENT TRUSTS, OR EXCHANGE-TRADED FUNDS, ARE SUBJECT TO THE REPORTING REQUIREMENTS IN THIS POLICY.

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DESIGNATED BROKERAGE ACCOUNTS

Brokerage accounts of Access Persons must be held only at the following approved designated broker-dealers (each a "Designated Broker"):

          o Charles Schwab               o RBC
          o E*Trade                      o ScottTrade
          o Fidelity                     o T. Rowe Price
          o Interactive Brokers          o TDAmeritrade
          o Merrill Lynch                o UBS
          o Morgan Stanley               o Wells Fargo
          o Raymond James

The Compliance Department may waive or modify the above restriction, or grandfather in brokerage accounts held at non-Designated Brokers prior to December 2014. Additional firms may be added as approved designated broker-dealers at the discretion of the Compliance Department.

ADMINISTRATION AND ENFORCEMENT OF THE POLICY

The Chief Compliance Officer will designate one or more compliance officers to serve as a Filing and Review Officer. The Filing and Review Officer(s) will be responsible for:

     o    Maintaining current and previous lists of all Access Persons.

     o Maintaining a record of the Filing and Review Officers in such a manner that the individuals serving in that capacity can be identified for any period of time.

     o Maintaining the Initial Holdings Reports, Annual Holdings Reports, Quarterly Transactions Reports and Statements of Outside Brokerage Activity that are filed, including all backup documentation.

     o Maintaining a schedule of report filing dates. This schedule will reflect any case in which a report was filed late, the date any reminders were sent out and any sanctions imposed. If a report is not filed within the required time the Filing and Review Officer will advise the Chief Compliance Officer.

     o    Maintaining copies of the current and previous Holdings Lists.

     o Maintaining evidence of any prior approval requests submitted through the STARCompliance system.

     o Maintaining records of waivers, including backup documentation of any waivers issued.

     o Monitoring personal Securities transactions and trading patterns through the review of reports filed and review of the duplicate confirmations and periodic account statements received. The Chief Compliance Officer will review the personal Securities transactions of the Filing and Review Officer.

     o    Reporting apparent violations to the Chief Compliance Officer.

     o Maintaining a record of any violation, written violation reports and record of any action taken as a result of the violation.

     o Requesting duplicate confirmations and periodic statements for all outside brokerage accounts.

     o Maintaining records of requests for duplicate brokerage confirmations and account statements, and files of duplicate brokerage confirmation and account statements received.

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Certain documents may be maintained by the Filing and Review Officer(s) within the STARCompliance system. See "Books and Records," below for the periods of time records are to be retained.

The Filing and Review Officer(s) will seek to protect the confidentiality of those records containing personal information about an Access Member or Family Member, including information about the investment holdings or investment trading activity of an Access Person or Family Member. Such information will only be shared with members of the compliance department, outside counsel, securities regulators and other persons who, in the judgment of the Filing and Review Officer(s) or the Chief Compliance Officer, have a legitimate need to know such information, or with persons to whom the Companies are under a legal obligation to disclose such information.

CERTIFICATION

Each Supervised Person of the Companies will be provided a copy of this Policy and must certify in writing no later than 30 days after receipt of the Policy, that they have received a copy of this Policy, read and understand all provisions of this Policy, and agree to comply with the applicable terms of this Policy. The Companies will provide any amendments to the Policy and will require all Supervised Persons to certify in writing that they have received, read and understand the amendments. Each year the Chief Compliance Officer or compliance officer designated by the Chief Compliance Officer will conduct an annual meeting with all Supervised Persons of TIM and TSC to review the Policy and will require all Supervised Persons to annually certify that they have read, understood and complied with the Policy, that they have made all of the reports required by the Policy and have not engaged in any prohibited conduct.

REPORTING VIOLATIONS

All Supervised Persons are required to promptly report any actual, apparent or suspected violations of the Policy to the Chief Compliance Officer. If the Chief Compliance Officer or another compliance officer is not available the individual should report the violation to their immediate supervisor who is then responsible for reporting it to the Chief Compliance Officer. All reports will be treated confidentially to the extent permitted by law and investigated promptly.

SANCTIONS

Upon discovering a violation of this Policy, each Company may impose such sanctions as it deems appropriate, including, but not limited to, a letter of censure, fine, suspension or termination of the violator's employment.

REPORTING TO COMPANY PRESIDENTS, THE BOARD OF TRUSTEES, AND INVESTMENT
COMPANIES

The Chief Compliance Officer shall provide a written report to the Trustees of Thornburg Investment Trust at least annually. The report shall (i) describe any significant issues arising under this Policy since the last report, including but not limited to, any material violations of this Policy and any sanctions imposed, and (ii) certify that the Trust, TIM, and TSC have each adopted procedures reasonably necessary to prevent violations of this Policy.

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The Chief Compliance Officer shall provide a written report to investment companies other than the Trust for which TIM acts as investment adviser or sub-adviser, as may reasonably be requested. The report shall (i) describe any significant issues arising under this Policy since the last report, including but not limited to, any material violations of this Policy and any sanctions imposed, and (ii) certify that TIM has adopted procedures reasonably necessary to prevent violations of this Policy.

ANNUAL REVIEW

Pursuant to the review requirements of Rule 206(4)-7 under the Advisers Act and Rule 38a-1 under the Investment Company Act, the Chief Compliance Officer shall conduct a periodic review, no less often than annually, of the adequacy of the Policy and the effectiveness of its implementation.

RECORDKEEPING

In its books and records (which may include maintenance of records through the STARCompliance system) the Compliance Department will:

     o Retain a copy of each version of this Policy that has been in effect at any given time.

     o Retain a record of any violations of this Policy, written violation reports and any action taken as a result of the violation.

     o Maintain Holdings and Transaction Reports and Statements of Outside Brokerage Activity that are filed, including backup documentation.

     o Maintain copies of duplicate brokerage confirmations and account statements received and requests made.

     o Maintain Request for Prior Clearance of Security Transactions forms, and any backup documentation, and waivers granted.

     o    Maintain copies of Holdings Lists.

     o    Maintain copies of Prohibited Lists

     o    Maintain lists of Access Persons and Registered Representatives.

     o Maintain schedule of report filing dates, reminders and sanctions imposed.

     o Maintain copies of reports to the Chief Compliance Officer, the Trust, and the President.

     o    Maintain a record of persons designated as Filing and Review
          Officers.

     o Maintain sign in sheet and material distributed at the annual meeting at which this Policy is reviewed with all Supervised Persons.

These items will be maintained for a total period of five years. For the first two years these items will be stored in a designated area at the Companies' principal place of business; after the two year period they may be moved and stored offsite.

In its books and records, the Human Resources Department will:

     o Maintain a record of all employee certifications/acknowledgements of receipt of this Policy and any amendments hereto.

All records shall be maintained and preserved pursuant to the separately adopted Document Retention and Destruction Policy for the time period indicated in the current Books and Records Matrix.

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GLOSSARY OF TERMS

"ACCESS PERSON" means:

          i. Any Trustee, director, officer or partner of any of the Companies.

          ii. Any Supervised Person of any of the Companies, unless, in the Chief Compliance Officer's sole discretion, a particular Supervised Person does not have ongoing access to the Companies' headquarters or information systems.

          iii. Individuals who are registered with the FINRA as an associated person of Thornburg Securities Corporation.

          iv. Any director, officer, general partner or employee of any company in a Control relationship with any of the Companies who, in connection with their regular functions or duties, make, participate in, or obtain information regarding the purchase or sale of Securities by any Investment Client, or whose functions relate to the making of any recommendations with respect to those purchases or sales.

          v. Any natural person who is in a Control relationship with any of the Companies and who obtains information concerning recommendations made to any Investment Client with regard to the purchase or sale of Securities by the Investment Client.

"AUTOMATIC INVESTMENT PLAN" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

"BENEFICIAL OWNERSHIP" shall be interpreted in accordance with Rule 16a-1(a)(2) under the Securities Exchange Act of 1934.

"CHIEF COMPLIANCE OFFICER" means the chief compliance officer for TIM. "COMPLIANCE DEPARTMENT" means TIM's compliance department.

"CONTROL" shall be interpreted in accordance with Section 2(a)(9) of the Investment Company Act of 1940.

"FAMILY MEMBER" means the members of an Access Person's immediate family (a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships) sharing the same household; provided, however, that the presumption of such beneficial ownership by a Family Member may be rebutted by an Access Person.

"INDEPENDENT TRUSTEE" means a Trustee who is not an "interested person" of the Trust within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.

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"INITIAL PUBLIC OFFERING" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

"INVESTMENT CLIENT" means (1) any investment company registered as such under the Investment Company Act of 1940 or series thereof or any component of such series for which TIM is an investment adviser or investment sub-adviser; or (2) any private accounts owned by any person for whom TIM is an investment adviser or investment sub-adviser; (3) any customer of TSC.

"LIMITED OFFERING" means an offering exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof, or pursuant to Rule 504, Rule 505 or Rule 506 adopted thereunder.

"PRIVATE FUND" means an investment vehicle the securities of which are not registered under the Securities Act of 1933 and which is excluded from the definition of an "investment company" under Section 3(c)(1) or 3(c)(7) of the Investment Company Act of 1940.

"PURCHASE OR SALE OF A SECURITY" includes, among other things, the writing of an option to purchase or sell a Security.

"SECURITY" or "SECURITIES" means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe or to purchase, any of the foregoing. The term "Security" or "Securities" shall NOT include direct obligations of the U.S. Government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), and shares issued by "money market" mutual funds.

"SUPERVISED PERSON" means any director, managing director, officer (or other person occupying a similar status or performing functions similar to any of those persons) or employee of any of the Companies, and any other persons who provide advice on behalf of any of the Companies relating to the purchase or sale of Securities by an Investment Client and who are subject to any of the Companies' supervision and control.

"THORNBURG FUND" means any series of Thornburg Investment Trust. "TRUST" means Thornburg Investment Trust.

"TRUSTEE" means a Trustee of the Trust

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